Exhibit 99.1
Summary of Legislation Passed by the Michigan House of Representatives1
April 18, 2008
Yesterday, the Michigan House of Representatives passed on a bi-partisan vote of 78 to 30 a package of bills to establish a sustainable, long-term energy plan for Michigan.
The package of four bills includes:
•	House Bills 5524 reforms Michigan’s utility regulatory framework (PA141)

•	House Bills 5548 and 5549 establish a renewable portfolio standard and provide a funding mechanism

•	House Bill 5525 establishes an energy efficiency standard
The bills now move to the Michigan Senate where action is expected by mid-summer.
House Bills 5524 — Regulatory Reform
HB5524 makes fundamental changes in the regulatory framework for Michigan utilities.
Provisions of the bill include:
•	Electric Choice reform. The bill establishes a 10 percent limit on Electric Choice. Once customers representing 10 percent of a utility’s load have elected to receive their generation from an alternate electricity supplier, remaining customers would be maintained on full, bundled utility service. As of March 31, 2008, approximately 2 percent of Detroit Edison’s load was on Electric Choice. The bill also codifies prior Michigan Public Service Commission (MPSC) requirements for customers returning to full utility service.

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s “DTE Energy” and Detroit Edison’s 2007 Forms 10-K (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

•	Cost-of-service based electric rates (deskewing). HB5524 would require the MPSC to set rates based on cost-of-service for all customer classes, eliminating the current subsidy of businesses for residential customers. Elimination of the subsidy (deskewing) would be phased in over a five year period. Rates for schools and other qualified educational institutions will be immediately set at their cost of service.

•	File and use ratemaking. The bill establishes a 12 month hard-stop deadline for the MPSC to complete a rate case and allows a utility to self-implement rate changes six months after a rate filing, bringing Michigan in line with many other states. If the final rate case order leads to lower rates than the utility had self-implemented, the utility would refund, with interest, the difference. In addition, utility rate cases would be based on a forward test year.

The bill also provides organizational changes which may enable the MPSC to obtain increased funding to hire staff to meet the new timetable.

•	Certificate of need process for major capital investments. The bill increases the certainty of recovery for capital projects costing more than $500 million by establishing a Certificate of Need (CON) process. Prior to construction, the House Bill would require the MPSC to review for prudency proposed investments in new generating assets, acquisition of existing power plants, major upgrades of power plants, and long-term power purchase agreements. The bill also provides for the utilities to recover interest expense during construction.

As part of the CON process, the MPSC would be directed to establish and approve a financing plan and the recovery of new investments in customer rates.

•	M&A approval. Grants the MPSC the authority to review and approve proposed utility merger and acquisitions in Michigan and sets out the evaluation criteria.
House Bills 5548 and 5549 — Renewable Portfolio Standard
House bills 5548 and 5549 establish a renewable energy program in Michigan and provide for a separate funding surcharge.
•	The bills establish a renewable portfolio standard (RPS) of 4% by 2012 and 10% by 2015. Qualifying renewable energy sources would include wind, biomass, solar, hydro, geothermal, waste industrial gases and industrial thermal energy.

•	After passage of the new law, the commission shall establish a per meter surcharge to fund the RPS requirements. The surcharge is limited to $3 per month for residential customers, $16.58 per month for commercial customers and $187.50 for industrial customers. The recovery mechanism starts prior to actual construction in order to smooth the rate impact for customers.

•	Within 5 months of the passage of the new law, the utilities will file an RPS plan with the commission. A utility will not have to comply with the RPS standards if the commission determines that the added costs of meeting the RPS standard exceed the per meter caps. In other words, the bills provide for an off-ramp if RPS costs get too high.

•	The bills specify that a utility can build up to 33 percent of the generation required to meet the RPS. An additional 33 percent would be developed by others and sold to the utility. The remaining renewable generation would be contracted through long-term power purchase agreements (PPA).
House Bill 5525 — Energy Efficiency Standard
HB 5525 creates a new Michigan Energy Efficiency program.
•	Requires utilities to create specific efficiency programs for each customer class and includes incentives for meeting performance goals

•	For electric sales, the program would target 0.3 percent annual savings in 2008/2009, ramping up to 1 percent annual savings by 2012.

•	For natural gas sales, the targeted annual savings start at 0.1 percent in 2008/2009 before ramping up to 0.75 percent by 2012.

•	The MPSC may allow a utility to recover over time the actual costs of its efficiency programs in base rates. Costs would be limited to 2 percent maximum of total utility revenues (1.5 percent of business revenues).

•	The bill would also allow a natural gas utility that spends at least 0.5 percent of its revenues on energy efficiency programs to decouple revenues from volumetric sales, adjusting for sales volumes above or below forecasted levels.

•	Similar to the RPS bills, HB5525 contains a cost test to ensure reasonable costs.

•	If a utility spends at the MPSC approved levels, it would be considered in full compliance even if the savings targets are not met.
For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

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